Exhibit 4.4

The Toronto-Dominion Bank Incorporated in Canada with Limited Liability Triton Court, 14/18 Finsbury Square London, EC2A 1DB T: 44 (020) 7920 0272 F: 44 (020) 7638 0006 Telex 886142

1 November 2001

British Sky Broadcasting Group Plc

Grant Way
Isleworth
Middlesex
TW7 5QD

For the attention of: Neil Chugani, Head of Corporate Finance and Treasury

Dear Sirs,

Amendment of £750m RCF

1.	We refer to the £750m Revolving Credit Facility Agreement dated 29th June, 1999 (as amended) and made between British Sky Broadcasting Group Plc as Borrower, British Sky Broadcasting Limited and Sky Subscribers Services Limited as Guarantors, Toronto Dominion Bank Europe Limited and Citibank, N.A. as Arrangers, the banks named therein as Banks and the Toronto-Dominion Bank as Agent (as amended) (the “£750m RCF”).

2.	Unless the context otherwise requires, words and expressions used in this letter have the same meanings as in the £750m RCF.

3.	This letter is to record the agreement of the Majority Lenders to the following amendment to the £750m RCF:

3.1	Clause 1.2 of the £750m RCF shall be amended so that:

•	the definition of “Disclosure Letter” shall be deleted and replaced with the following:

“Disclosure Letter” means the letter of even date written by the Borrower to the Agent and the Supplemental Disclosure Letter.

3.2	The following definition shall be added in the correct alphabetical position:

“Supplemental Disclosure Letter” means the letter dated 31 October, 2001 from the Borrower to the Agent.

4.	Except as amended by this letter, the terms of the £750m RCF continue in full force and effect.

Regulated by the Securities and Futures Authority
Registered as a branch at Companies House, Cardiff
Company No. FC004422 Branch No. BR001499
Member of TD Bank Financial Group
Head Office: P.O. Box 1, Toronto-Dominion Centre
Toronto, Ontario, Canada, M5K 1A2

5.	This letter is governed by and shall be construed in accordance with English law.

If you agree with the above, please sign where indicated below.

Yours faithfully

/s/ HOWARD BAKER

For and on behalf of
The Toronto-Dominion Bank
as agent

We agree to the above

By: /s/ M D Stewart	By: /s/ M D Stewart

For and on behalf of	For and on behalf of
British Sky Broadcasting Group Plc	British Sky Broadcasting Limited

By: /s/ M D Stewart

For and on behalf of
Sky Subscribers Limited